CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF      WESTNET COMMUNICATION GROUP, INC.

     The  undersigned  President and Secretary of WESTNET COMMUNICATION  GROUP, INC. a Nevada  corporation,  pursuant to the  provisions  of Section  78.385 and 78.390, of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation, do certify as follows:

     That the Board of  Directors  of the said  corporation,  at a meeting  duly convened and held on the 29th day of March, 2001, adopted  resolutions to amend the Articles of Incorporation, as follows:

         ARTICLE I  shall be amended as follows:

                                ARTICLE I - NAME

The name of the Corporation shall be MERCHANTPARK COMMUNICATIONS, INC.

     The forgoing  amendment to the Articles of Incorporation  were duly adopted by the  written  consent of the  shareholders  of the  Corporation,  pursuant to Section 78.320 of the Nevada Revised Statute, on March 29, 2001.

     The number of shares of Common  Stock of the  Corporation  outstanding  and entitled to vote is 3,500,000  shares and the said  amendments were approved and consented  to by  3,000,000  shares, being  voted in person or by proxy,  which represented more that a 51% majority of the issued and outstanding shares of the Common Stock of the Corporation.

     The undersigned  President and Secretary of the Corporation  hereby declare that the forgoing  Certificate of Amendment to Articles of Incorporation is true and correct to the best of their knowledge and belief.

     In witness  whereof,  this certificate has been executed by the undersigned on March 29, 2001.

/S/ Scott Thomasson                                  /S/ Shawn Balaghi

Secretary                                            President